Exhibit 21


                           SUBSIDIARIES OF THE COMPANY


Designs Securities Corporation

Designs JV Corp.

Designs Acquisition Corp.

Designs Outlet, Inc.

Designs Apparel, Inc.

DesiCand, Inc.

CBDNH, Inc.

Capture, LLC